As filed with the Securities and Exchange Commission on September 29, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vale S.A.	Vale Overseas Limited

(Exact name of each Registrant as specified in its charter)

The Federative Republic of Brazil	Cayman Islands

(State or other jurisdiction of incorporation or organization)

Not Applicable	Not Applicable

(I.R.S. employer identification number)

CT Corporation System
Avenida Graça Aranha, No. 26	111 Eighth Avenue
20030-900 Rio de Janeiro, RJ, Brazil	New York, NY 10011
+55-21-3814-4477	(212) 894-8940
(Address and telephone number of Registrants’ principal executive offices)	(Name, address and telephone number of agent for service)

Copy to:

Nicolas Grabar
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
(212) 225-2000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as determined in light of market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/Proposed Maximum Offering Price per Unit/Proposed Maximum Aggregate Offering Price/Amount of Registration Fee
Debt Securities (1)	(2)
Guarantees	(3)

(1)                  Debt securities of Vale S.A and debt securities of Vale Overseas Limited, fully and unconditionally guaranteed by Vale S.A.

(2)                  The registrants are registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices.  The registrants are deferring payment of registration fees in accordance with Rules 456(b) and 457(r).

(3)                  Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.

PROSPECTUS

Vale S.A.

Debt Securities and Guarantees

Vale Overseas Limited

Guaranteed Debt Securities

Vale S.A. may offer debt securities from time to time, and Vale Overseas Limited may offer debt securities guaranteed by Vale S.A. from time to time.  A prospectus supplement will set forth the specific terms of the securities, the offering price and the specific manner in which they may be offered.

We may sell these securities directly or to or through underwriters or dealers, and also to other purchasers or through agents.  The names of any underwriters or agents will be set forth in the prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

September 29, 2015

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein.  We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you.  This document may only be used where it is legal to sell these securities.  You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates.  We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process.  Under this shelf process, Vale may offer debt securities, and Vale Overseas may offer debt securities guaranteed by Vale, in one or more offerings.

This prospectus provides you only with a general description of the debt securities and guarantees that we may offer.  Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities.  We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC.  The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus.  Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise specified or the context otherwise requires, references to “Vale” are to Vale S.A. and its consolidated subsidiaries.  References to “Vale Overseas” are to Vale Overseas Limited.  Terms such as “we,” “us” and “our” generally refer to one or both of Vale and Vale Overseas, as the context may require.

ENFORCEMENT OF CIVIL LIABILITIES

Brazil

A final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the securities would be recognized in the courts of Brazil and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been ratified by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça).  This ratification is available only if:

•                  the judgment fulfills all formalities required for its enforceability under the laws of the State of New York;

•                  the judgment was issued by a competent court either after due service of process on the parties, which service of process if made in Brazil must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•                  the judgment is not subject to appeal;

•                  the judgment has been authenticated by a Brazilian consulate in the State of New York;

•                  the judgment has been translated into Portuguese by a certified sworn translator; and

•                  the judgment is not against Brazilian public policy, good morals or national sovereignty.

In addition:

•                  Civil actions may be brought before Brazilian courts in connection with this prospectus supplement based on the federal securities laws of the United States, and Brazilian courts may enforce such liabilities in such actions against Vale (provided that the relevant provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action).

•                  The ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by Brazilian law.  In addition, a Brazilian or foreign plaintiff who resides abroad or is abroad during the course of a suit in Brazil must post a bond to cover the legal fees and court expenses of the defendant, unless there are real estate assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure.

Notwithstanding the foregoing, no assurance can be given that ratification would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the securities.

Cayman Islands

Vale Overseas has been advised by its Cayman Islands counsel, Walkers, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court having jurisdiction over a defendant according to Cayman Islands conflict of law rules. To be so enforced the foreign judgment must be final and conclusive and for a liquidated sum (or, in certain circumstances, for in personam non-money relief) and not in respect of taxes or a fine or penalty or similar fiscal or revenue obligations or of a kind inconsistent with a Cayman Islands judgment in respect of the same matters or obtained in a manner, and is not of a kind the enforcement of which is, contrary to natural justice, statute or the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will:

•                  recognize or enforce judgments of U.S. courts based on the civil liability provisions of the securities laws of the United States or any state thereof; or

•                  in original actions brought in the Cayman Islands, impose liabilities upon the civil liability provisions of the securities laws of the United States or any state thereof, in each case, on the grounds that such provisions are penal in nature.

A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement may constitute forward-looking statements within the meaning of the safe harbor provisions of U.S. Private Securities Litigation Reform Act of 1995.  Many of those forward-looking statements can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.  Those statements appear in a number of places and include statements regarding our intent, belief or current expectations with respect to:

•                  our direction and future operation;

•                  the implementation of our principal operating strategies, including our potential participation in acquisition, divestiture or joint venture transactions or other investment opportunities;

•                  the implementation of our financing strategy and capital expenditure plans;

•                  the exploration of mineral reserves and development of mining facilities;

•                  the depletion and exhaustion of mines and mineral reserves;

•                  trends in commodity prices and demand for commodities;

•                  the future impact of competition and regulation;

•                  the payment of dividends or interest on shareholders equity;

•                  compliance with financial covenants;

•                  industry trends, including the direction of prices and expected levels of supply and demand;

•                  other factors or trends affecting our financial condition or results of operations; and

•                  the factors discussed in other documents incorporated by reference in this prospectus.

We caution you that forward-looking statements are not guarantees of future performance and involve risks and uncertainties.  Actual results may differ materially from those in forward-looking statements as a result of various factors.  These risks and uncertainties include factors, such as (a) economic, political and social issues in the countries in which we operate, (b) the global economy, (c) commodity prices, (d) financial and capital markets, (e) the mining and metals businesses, which are cyclical in nature, and their dependence upon global industrial production, which is also cyclical, (f) regulation and taxation, and (g) the high degree of global competition in the markets in which we operate, among others.  For additional information on some factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in our SEC reports incorporated by reference in this prospectus.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments.  All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus or any accompanying prospectus supplement.

VALE S.A.

We are one of the largest metals and mining companies in the world.  We are the world’s largest producer of iron ore and iron ore pellets and the world’s largest producer of nickel. We also produce manganese ore, ferroalloys, metallurgical and thermal coal, copper, platinum group metals, gold, silver, cobalt, potash, phosphates and other fertilizer nutrients.   We operate large logistics systems in Brazil and other regions of the world, including railroads, maritime terminals and ports, which are integrated with our mining operations.  Directly and through affiliates and joint ventures, we also have investments in energy and steel businesses.

Vale is a stock corporation, or sociedade por ações, organized on January 11, 1943, and existing under the laws of the Federative Republic of Brazil.  Vale was organized for an unlimited period of time.  Vale’s principal executive offices are located at Avenida Graça Aranha, No. 26, 20030-900 Rio de Janeiro, RJ, Brazil.  Its telephone number is +55-21-3814-4540.

VALE OVERSEAS LIMITED

Vale Overseas is a finance company 100% owned by Vale.  Vale Overseas’s business is to issue debt securities to finance the activities of Vale and Vale’s subsidiaries and affiliates.  It has no other operations and no employees.

Vale Overseas was incorporated as a Cayman Islands exempted company with limited liability on April 3, 2001, and is registered with the Registrar of Companies in the Cayman Islands under registration number 109351.  Vale Overseas was incorporated for an indefinite period of time.  Its registered office is at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and its principal executive offices are located at Avenida Graça Aranha, No. 26, 20030-900 Rio de Janeiro, RJ, Brazil.  Its telephone number is +55-21-3814-4540.

USE OF PROCEEDS

Vale

Unless otherwise indicated in an accompanying prospectus supplement, Vale intends to use the net proceeds from the sale of the debt securities for general corporate purposes.

Vale Overseas

Unless otherwise indicated in an accompanying prospectus supplement, Vale Overseas intends to on-lend the net proceeds from the sale of the debt securities to Vale or Vale’s subsidiaries and affiliates.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and in any prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities.  While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary.  Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities.  For example, once we make a payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts with banks or brokers is called holding in “street name.”  If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder.  These intermediary banks, brokers, other financial institutions and depositaries pass along to you, as an indirect holder, principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so.  This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you.  For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security.  Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf.  Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among other things:

•            how it handles payments and notices with respect to the debt securities;

•            whether it imposes fees or charges;

•            how it handles voting, if applicable;

•            how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•            whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•            how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security.  If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.  We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur.  The financial institution that acts as the sole direct holder of the global security is called the “depositary.”  Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary.  The prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers.  We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•                  You cannot have the debt securities registered in your own name;

•                  You cannot receive physical certificates for your interest in the debt securities;

•                  You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•                  You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•                  The depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security.  We, the trustee and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security.  We, the trustee and any registrar also do not supervise the depositary in any way; and

•                  The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities.  After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you.  You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in a prospectus supplement, the special situations in which a global security representing our debt securities will terminate are:

•                  the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days; or

•                  Vale, or Vale Overseas, as applicable, decides in its sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

A prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement.  When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding what institutions will be the initial direct holders.

DESCRIPTION OF THE DEBT SECURITIES

The following briefly summarizes the material provisions of the debt securities and the indentures that will govern the debt securities, other than pricing and related terms and other specifications that will be disclosed in a prospectus supplement.  You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you.  You should also read the particular terms of your series of debt securities, which will be described in more detail in a prospectus supplement.

Indentures

Any debt securities and guarantees that we issue will be governed by an indenture.  The trustee under the indenture has two main roles:

•                  First, the trustee can enforce your rights against Vale and Vale Overseas if Vale or Vale Overseas defaults.  There are some limitations on the extent to which the trustee acts on your behalf, described below under “—Events of Default.”

•                  Second, the trustee performs administrative duties for us, such as sending principal and interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

Vale will issue debt securities under an indenture dated as of September 29, 2015 between Vale, as issuer, and The Bank of New York Mellon, as trustee, which we refer to as the Vale indenture.  Vale Overseas will issue debt securities guaranteed by Vale under the Amended and Restated Indenture dated as of September 29, 2015 among Vale Overseas, as issuer, Vale, as guarantor, and The Bank of New York Mellon, as trustee, which we refer to as the Vale Overseas indenture.

The indentures and their associated documents contain the full legal text of the matters described in this section.  We have agreed in each indenture that New York law governs the indenture and the debt securities.  We have filed a copy of the Vale indenture and the Vale Overseas indenture with the SEC as exhibits to our registration statement.  We have consented in each indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York.  (Sections 1.12 and 1.14)

Types of Debt Securities

This section summarizes material terms of the debt securities that are common to all series and to both the Vale and Vale Overseas indentures, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities.  This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including the definition of various terms used in the indentures.  For example, we describe the meanings for only the more important terms that have been given special meanings in the indentures.  We also include references in parentheses to some sections of the indentures.  Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

We may issue original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount.  We may also issue indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities.  We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement relating to that series.  Those terms may vary from the terms described here.  Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchanges and, if so, which ones.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in any integral multiples of US$1,000 thereof.  (Section 3.2)

You may have your debt securities broken into more debt securities of smaller authorized denominations or combined into fewer debt securities of larger authorized denominations, as long as the total principal amount is not changed.  This is called an exchange.  (Section 3.4)

You may exchange or transfer your registered debt securities at the office of the trustee.  The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities.  The entity that maintains the list of registered holders is called the “security registrar.”  It will also register transfers of the registered debt securities.  (Sections 3.4 and 10.2)

You will not be required to pay a service charge for any registration of transfer or exchange of the debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange.  The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar.  (Section 3.4)

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are listed in the trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date.  That particular day is called the “regular record date” and will be stated in the prospectus supplement.  (Sections 3.6 and 3.1.5)

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at our office or agency maintained for that purpose in New York City.  We may also choose to pay interest by mailing checks.  We may also arrange for additional payment offices, and we may cancel or change our use of these offices, including the trustee’s corporate trust office.  These offices are called “paying agents.”  We may also choose to act as our own paying agent.  (Sections 2.2, 10.2 and 10.3)

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to a direct holder will be repaid to us or (if then held in trust) discharged from trust.  After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.  (Section 10.3)

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records.  (Section 1.6)

Modification and Waiver

Each indenture provides several categories of changes that can be made to the indenture and the debt securities.  Such changes may or may not require the consent of the holders, as described below.  A supplemental indenture will be prepared if holder approval is required.

Changes Requiring Each Holder’s Approval

Each indenture provides that there are changes to the indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby.  Those types of changes are:

•                  a change in the stated maturity for any principal or interest payment on the debt securities;

•                  a reduction in the principal amount, the interest rate, the redemption price for the debt securities or the principal amount that would be due and payable upon acceleration;

•                  a change in the obligation to pay additional amounts;

•                  a change in the currency of any payment on the debt securities;

•                  a change in the place of any payment on the debt securities;

•                  an impairment of the holder’s right to sue for payment of any amount due on its securities;

•                  a reduction in the percentage in principal amount of the outstanding debt securities needed to change the indenture or the debt securities;

•                  a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any debt security;

•                  a reduction in the percentage in principal amount of the outstanding debt securities needed to waive compliance with the indenture or to waive defaults; and

•                  a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a revision or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the debt securities.  (Section 9.2)

Changes Not Requiring Approval

Each indenture provides that some changes do not require any approval by holders of outstanding debt securities under that indenture.  This type of change is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect, such as adding covenants, additional events of default or successor trustees.  (Section 9.1)

Changes Requiring Majority Approval

Each indenture provides that other changes to the indenture and the outstanding debt securities under the indenture and any waiver of any provision of the indenture must be approved by the holders of a majority in principal amount of each series of securities affected by the change or waiver.  The required approval must be given by written consent.  (Section 9.2)

Each indenture provides that the same majority approval would be required for Vale or Vale Overseas to obtain a waiver of any of its covenants in the applicable indenture.  The covenants of Vale and Vale Overseas in each indenture include the promises Vale and Vale Overseas make about merging and creating liens on their assets, which are described below under “—Certain Covenants—Mergers and Similar Transactions” and “—Certain Covenants—Limitation on Liens.”  If the holders approve a waiver of a covenant, Vale and Vale Overseas will not have to comply with that covenant.  The holders, however, cannot approve a waiver of any provision in the debt securities or the indentures, as it affects any security, that Vale and Vale Overseas cannot change without the approval of the holder of that security as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.  (Section 9.2)

Voting Mechanics

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment, repurchase or redemption.  Debt securities held by Vale Overseas, Vale or their affiliates are not considered outstanding.  (Section 1.1)

Vale or Vale Overseas will generally be entitled to set any day as a record date for the purposes of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture.  In limited circumstances, the trustee, and not Vale or Vale Overseas, will be entitled to set a record date for action by holders.  If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or the trustee, as applicable, may specify.  This period may be shortened or lengthened (but not beyond 180 days).  (Sections 1.4.5, 1.4.6 and 1.4.7)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if we seek to change the indenture or the debt securities or request a waiver.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities.  In addition, other than as set forth in “—Optional Tax Redemption” below, unless otherwise specified in the applicable prospectus supplement, we will not be entitled to redeem your debt security before its stated maturity.  (Section 11.1.1)

If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formula used to determine the redemption price.  It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date.  If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date.  If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.  If less than all of the debt securities are redeemed, the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered.  If less than all of the debt securities are redeemed, the trustee will choose the debt securities to be redeemed by lot or, in the trustee’s discretion, pro rata.  (Section 11.5)

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date.  We will give the notice in the manner described above under “—Notices.”  (Section 11.2)

Subject to any restrictions described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices.  Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

Unless otherwise indicated in a prospectus supplement, we will have the option to redeem the debt securities in whole (but not in part) if (i) as a result of a change in or amendment to any laws (or any rules or regulations thereunder) or the official interpretation, administration or application of any laws, rules or regulations, we are required to pay additional amounts, as described below under “—Payment of Additional Amounts,” in excess of those attributable to Brazilian or, in the case of securities issued under the Vale Overseas indenture, Cayman Islands withholding tax on the basis of a statutory rate of 15% and (ii) the obligation cannot be avoided by Vale or Vale Overseas, as applicable, after taking measures that Vale or Vale Overseas, as applicable, considers reasonable to avoid it.  This applies only in the case of changes or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities.  (Section 11.1.3)

If the debt securities are redeemed, the redemption price for the debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed and any applicable premium plus accrued interest and any additional amounts due on the date fixed for redemption.  The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities.  Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities.  No notice may be given earlier than 90 days prior to the earliest date on which we, but for such redemption, would be obligated to pay such additional amounts, and the obligation to pay such additional amounts must remain in effect at the time notice is given.  (Section 11.1.3)

Payment of Additional Amounts

Each indenture provides that all payments in respect of the debt securities issued thereunder will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, the Cayman Islands (in the case of securities issued under the Vale Overseas indenture), a successor jurisdiction or any authority therein or thereof having power to tax, unless Vale or Vale Overseas, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges.  In such event, Vale or Vale Overseas, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of debt securities after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the debt securities in the absence of such withholding or deduction.  Notwithstanding the foregoing, neither Vale nor Vale Overseas will have to pay additional amounts:

•                  to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such security by reason of his having some connection with Brazil, the Cayman Islands (in the case of securities issued under the Vale Overseas indenture) or a successor jurisdiction, other than the mere holding of the security and the receipt of payments with respect to the security;

•                  in respect of securities surrendered (if surrender is required) more than 30 days after the Relevant Date except to the extent that the holder of such security would have been entitled to such additional amounts on surrender of such security for payment on the last day of such period of 30 days;

•                  where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive;

•                  to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Brazil, the Cayman Islands (in the case of securities issued under the Vale Overseas indenture) or a successor jurisdiction or applicable political subdivision or authority thereof or therein having power to tax, of such holder, if compliance is required by such jurisdiction, or any political subdivision or authority thereof or therein having power to tax, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and Vale or Vale Overseas, as applicable, has given the holders at least 30 days’ notice that holders will be required to provide such certification, identification or other requirement;

•                  in respect of any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

•                  in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the security or by direct payment by Vale or Vale Overseas in respect of claims made against Vale or Vale Overseas; or

•                  in respect of any combination of the above.  (Section 10.7.1)

The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts.  (Section 3.1)

For purposes of the provisions described above, “Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the trustee on or prior to the due date, the date on which notice is given to the holders that the full amount is so received by the trustee.  The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation.  Except as specifically provided above, neither Vale Overseas nor Vale shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.  (Section 10.7.1)

In the event that additional amounts actually paid with respect to the debt securities described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result such holder is entitled to claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to Vale or Vale Overseas, as the case may be.  (Section 10.7.4)

Any reference in this prospectus, the indenture or the debt securities to principal, interest or any other amount payable in respect of the debt securities or the guarantees by Vale Overseas or Vale, as applicable, will be deemed to include any additional amount, unless the context requires otherwise, that may be payable in respect of such principal, interest or other amount payable.  (Section 10.7.5)

Certain Covenants

Mergers and Similar Transactions

Unless otherwise specified in the applicable prospectus supplement, Vale and Vale Overseas will each covenant that they will not, without the consent of the holders of a majority in aggregate principal amount of the securities outstanding under the applicable indenture, consolidate with or merge into any other corporation or (x) in the case of Vale, convey or transfer all or substantially all of its mining properties or assets to any other person or (y) in the case of Vale Overseas, convey or transfer all or substantially all of its properties or assets to any other person, unless:

•                  the corporation formed by such consolidation or into which Vale or Vale Overseas is merged or the person which acquires by conveyance or transfer all or substantially all of the mining properties or assets of Vale or all or substantially all of the properties and assets of Vale Overseas, which we refer to as the successor corporation, will expressly assume the due and punctual payment of the principal of and interest on all the securities issued under the applicable indenture and all other obligations of Vale or Vale Overseas under the applicable indenture and the securities issued under that indenture;

•                  immediately after giving effect to such transaction, no event of default with respect to any security issued under the applicable indenture will have occurred and be continuing;

•                  Vale and Vale Overseas, as applicable, have delivered to the trustee under the applicable indenture (i) a certificate signed by, in the case of Vale, two executive officers of Vale and, in the case of the Vale Overseas, two directors of Vale Overseas, stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all relevant conditions precedent provided in the applicable indenture have been complied with and (ii) an opinion of counsel stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all relevant conditions provided have been complied with; and

•                  the successor corporation will expressly agree to withhold against any tax, duty, assessment or other governmental charge thereafter imposed or levied by Brazil, the Cayman Islands (in the case of securities issued under the Vale Overseas indenture), a successor jurisdiction or any political subdivision or authority thereof or therein having power to tax as a consequence of such consolidation, merger, conveyance or transfer with respect to the payment of principal of or interest on the securities, and to pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the securities after any such withholding or deduction will equal the respective amounts of principal, premium (if any) and interest, as applicable, which would have been receivable in respect of the securities in the absence of such consolidation, merger, conveyance or transfer, subject to exceptions and limitations contained in “—Payment of Additional Amounts,” in relation to the successor jurisdiction.  (Article 8)

Upon any consolidation, merger, conveyance or transfer in accordance with these conditions, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of, Vale or Vale Overseas under the securities with the same effect as if the successor corporation had been named as the issuer or guarantor, as applicable, of the securities issued under the applicable indenture.  If a successor corporation is incorporated in or considered to be resident in a jurisdiction other than Brazil or the Cayman Islands, such jurisdiction will be referred to as a “successor jurisdiction.”  No successor corporation will have the right to redeem the debt securities unless Vale or Vale Overseas, as applicable, would have been entitled to redeem the debt securities in similar circumstances.  (Article 8)

If the conditions described above are satisfied, neither Vale nor Vale Overseas will need to obtain the consent of the holders in order to merge or consolidate or (x) in the case of Vale, convey or transfer all or substantially all of its mining properties or assets to any other person or (y) in the case of Vale Overseas, convey or transfer all or substantially all of its properties or assets to any other person.  Also, Vale and Vale Overseas will not need to satisfy these conditions if Vale or Vale Overseas enters into other types of transactions, including the following:

•                  any transaction in which either Vale or Vale Overseas acquires the stock or assets of another person;

•                  any transaction that involves a change of control of Vale or Vale Overseas, but in which neither Vale nor Vale Overseas merges or consolidates; and

•                  any transaction in which Vale or Vale Overseas sells or otherwise disposes of (x) in the case of Vale, less than substantially all of its mining properties or assets or (y) in the case of Vale Overseas, less than substantially all of its properties or assets.

Limitation on Liens

Unless otherwise specified in the applicable prospectus supplement, Vale will covenant that for so long as any securities remain outstanding, Vale will not create, incur, issue or assume any mortgage, charge, pledge, lien, hypothecation, security interest or other encumbrance, including, without limitation, any equivalent of the foregoing created under the laws of Brazil or any other jurisdiction (each a “Lien”) on or over any Restricted Property (as defined below) to secure Indebtedness, other than a Permitted Lien (as defined below), without in any such case effectively providing that the outstanding securities (together with, if Vale shall so determine, any other Indebtedness of Vale) shall be secured equally and ratably with or prior to such secured Indebtedness.  (Section 10.6)

For the purposes of this covenant, “Permitted Liens” means any mortgage, charge, pledge, lien, hypothecation, security interest or other encumbrance:

•                  granted upon or with regard to any Restricted Property acquired by Vale after the date of the issuance of the securities to secure the purchase price of such Restricted Property or to secure Indebtedness incurred solely for the purposes of financing the acquisition of such Restricted Property; provided, however, that the maximum sum secured thereby shall not exceed the purchase price of such Restricted Property or the Indebtedness incurred solely for the purposes of financing the acquisition of such Restricted Property;

•                  granted upon or with regard to any Restricted Property (including any improvements on or to an existing Restricted Property), after the date of the issuance of the securities, to secure the payment of all or any part of the cost of development, expansion or construction of or improvement on or to such Restricted Property or to secure Indebtedness incurred solely for the purposes of financing all or any part of the cost of development, expansion or construction of or improvements on or to such Restricted Property; provided, however, that the maximum sum secured thereby shall not exceed the higher of cost or fair market value of that development, expansion, construction or improvement;

•                  in existence on the date of the issuance of the applicable series of debt securities and any extension, renewal or replacement thereof; provided, however, that the total amount of Indebtedness so secured shall not exceed the amount so secured on the date of the issuance of the applicable series of debt securities;

•                  arising by operation of law, such as tax, merchants’, maritime or other similar liens arising in the ordinary course of business of Vale;

•                  arising in the ordinary course of business in connection with the financing of export, import or other trade transactions to secure Indebtedness of Vale;

•                  securing or providing for the payment of Indebtedness incurred for the purposes of financing all or a part of the ownership, acquisition, construction, development or operation of any project by Vale, any subsidiary of Vale or any consortium or other venture in which Vale has any ownership or other similar interest; provided that such lien only extends to (a) Restricted Properties (which may include existing Restricted Properties at any pre-existing site selected for expansion and any concession, authorization or other legal right granted by any governmental authority) which are the subject of such project financing, (b) any revenues from such Restricted Properties, (c) any proceeds from claims belonging to Vale, any subsidiary of Vale or any consortium or other venture in which Vale has any ownership or other similar interest which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale or loss of, or damage to, such Restricted Property, or (d) shares or other ownership interest in, and any subordinated debt claims against, the project entity whose principal assets and business are constituted by such project;

•                  granted upon or with regard to any present or future Restricted Property of Vale to secure borrowings from, or funded directly or indirectly by, or effected indirectly through intermediaries by, (i) any Brazilian governmental credit agency (including, but not limited to the Brazilian National Treasury, Banco Nacional de Desenvolvimento Econômico e Social, BNDES Participações S.A., Financiadora de Estudos e Projetos and Agência Especial de Financiamento Industrial); (ii) any Brazilian official financial institutions (including, but not limited to Banco da Amazônia S.A. — BASA and Banco do Nordeste do Brasil S.A. — BNB); (iii) any non-Brazilian official export-import bank or official export-import credit insurer; or (iv) the International Finance Corporation or any non-Brazilian multilateral or government-sponsored agency;

•                  existing on any asset prior to the acquisition thereof by Vale, whether by merger, consolidation, purchase of assets or otherwise, and not created in contemplation of such acquisition;

•                  created over funds reserved for the payment of principal, interest and premium, if any, due in respect of the applicable series of debt securities; or

•                  granted after the date of the Vale indenture or the Vale Overseas indenture, as applicable, upon or in respect of any asset of Vale other than those referred to above, provided that the aggregate amount of Indebtedness secured pursuant to this exception shall not, on the date any such Indebtedness is incurred, exceed an amount equal to 10% of Vale’s stockholders’ equity (calculated on the basis of Vale’s latest quarterly unaudited or annual audited non-consolidated financial statements, whichever is the most recently prepared, in accordance with Reporting GAAP (as defined below) and currency exchange rates prevailing on the last day of the period covered by such financial statements).

For the purposes of this covenant, “Restricted Property” means (a) the interest of Vale in any (i) mineral property or concession, authorization or other legal right granted in respect of minerals by any governmental authority, (ii) manufacturing or processing plant, building, structure or other facility used in connection with the processing, refining or manufacturing of minerals, metals or fertilizer nutrients, together with the land upon which it is erected and fixtures comprising a part thereof, or (iii) railroad, marine terminal or port, whether owned as of the date of the issuance of the securities or thereafter acquired or constructed and (b) any shares of capital stock owned by Vale of a subsidiary that has interests in the kinds of property described in clauses (i), (ii) or (iii) of (a) above.

For purposes of this covenant, “Reporting GAAP” means generally accepted accounting principles in effect in the United States of America; provided, however, that for any period or date for which Vale or Vale Overseas uses International Financial Reporting Standards (“IFRS”) as adopted by the International Accounting Standards Board as its primary reporting or accounting standard in its reports filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, “Reporting GAAP” means IFRS.

For the purposes of this covenant, “subsidiary” means an entity of which Vale directly or indirectly owns more than 51% of the outstanding voting shares and Vale has the ability to elect a majority of the members of the board of directors or other governing body.

You should consult the prospectus supplement relating to your debt securities for further information about these covenants and whether they are applicable to your debt securities.

Defeasance and Discharge

The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if Vale Overseas chooses to apply them to that series, in which case we will so state in the prospectus supplement.  (Section 12.1 of the Vale indenture; Section 13.1 of the Vale Overseas indenture)

If the applicable prospectus supplement states that full defeasance will apply to a particular series, Vale and (in the case of securities issued under the Vale Overseas indenture) Vale Overseas will be legally released from any payment and other obligations on the debt securities, except for various obligations described below (called “full defeasance”), provided that Vale or Vale Overseas, as applicable, in addition to other actions, puts in place the following arrangements for you to be repaid:

•                  Vale or Vale Overseas, as applicable, must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•                  Vale or Vale Overseas, as applicable, must deliver to the trustee a legal opinion of counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law Vale or Vale Overseas, as applicable, may make the above deposit without causing you to be taxed on the debt securities any differently than if Vale or Vale Overseas, as applicable, did not make the deposit and instead repaid the debt securities itself.  (Sections 12.2 and 12.4 of the Vale indenture; Sections 13.2 and 13.4 of the Vale Overseas indenture)

If Vale or Vale Overseas ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities.  You could not look to Vale or Vale Overseas for repayment in the unlikely event of any shortfall.  However, even if Vale or Vale Overseas takes these actions, a number of our obligations relating to the debt securities will remain.  These include the following obligations:

•                  to register the transfer and exchange of debt securities;

•                  to replace mutilated, destroyed, lost or stolen debt securities;

•                  to maintain paying agencies; and

•                  to hold money for payment in trust.

Covenant Defeasance

If the applicable prospectus supplement states that covenant defeasance will apply to a particular series, Vale or Vale Overseas can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of the particular series.  This is called “covenant defeasance.”  In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities.  In order to achieve covenant defeasance, Vale or Vale Overseas would be required to take all of the steps described above under “—Defeasance and Discharge” except that the opinion of counsel would not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service.  (Sections 12.3 and 12.4 of the Vale indenture; Sections 13.3 and 13.4 of the Vale Overseas indenture)

If Vale or Vale Overseas were to accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•                  any covenants applicable to the series of debt securities and described in the applicable prospectus supplement; and

•                  the events of default relating to breach of the defeased covenants, described below under “—Events of Default—What Is an Event of Default?”

If Vale or Vale Overseas accomplishes covenant defeasance, you would still be able to look to it for repayment of the debt securities if there were a shortfall in the trust deposit.  If any event of default occurs and the debt securities become immediately due and payable, there may be such a shortfall.  Depending on the event causing the default, you may not be able to obtain payment of the shortfall.  (Sections 12.3 and 12.4 of the Vale indenture; Sections 13.3 and 13.4 of the Vale Overseas indenture)

Ranking

The debt securities will rank equally with all the other unsecured and unsubordinated Indebtedness of Vale or Vale Overseas, as the case may be.  The guarantees will rank equally with all other unsecured and unsubordinated Indebtedness of Vale.  (Section 10.10)

Events of Default

Each indenture provides that you will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.

What Is an Event of Default?

Each indenture provides that the term “event of default” with respect to any series of debt securities means any of the following:

•                  failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days; or failure to pay any principal or premium, if any (or additional amounts, if any), on any of the debt securities of that series on the date when due and, in the case of technical or administrative difficulties, only if such default persists for a period of more than three business days;

•                  in relation to Vale, its significant subsidiaries and (in the case of securities issued under the Vale Overseas indenture) Vale Overseas: any default or event of default occurs and is continuing under any agreement, instrument or other document evidencing outstanding Indebtedness in excess of US$100 million in aggregate (or its equivalent in other currencies) and such default or event of default results in the actual acceleration of such Indebtedness;

•                  Vale or (in the case of securities issued under the Vale Overseas indenture) Vale Overseas fails to duly perform or observe any other covenant or agreement in respect of the debt securities of that series and such failure continues for a period of 90 days after Vale or Vale Overseas, as applicable, receives a notice of default stating that it is in breach.  The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series;

•                  Vale or a significant subsidiary of Vale or (in the case of securities issued under the Vale Overseas indenture) Vale Overseas (i) has a court decree or order in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, reorganization or other similar law, entered against it, or has a court decree or order adjudging it bankrupt or insolvent, or suspending its payments, or approving a petition seeking its reorganization, arrangement, adjustment or composition or appointing a liquidator or other similar official of it or of any substantial part of its property, or ordering its winding up or liquidation of its affairs, and the decree or order remains unstayed and in effect for a period of 90 consecutive days; or (ii) commences a voluntary bankruptcy, insolvency, reorganization or other similar proceeding, or consents to a decree or order in, or commencement of, an involuntary bankruptcy, or files or consents to the filing of a petition or answer or consent seeking reorganization or relief, or consents to the appointment of a liquidator or similar official of it or of any substantial part of its property, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or takes any corporate action in furtherance of any such action, or is generally unable to make payment of its obligations as they come due;

•                  any illegality event occurring and continuing under any of the 6.25% notes due 2016 or 8.25% notes due 2034 of Vale Overseas, guaranteed by Vale in excess of US$100 million in aggregate, which results in the actual acceleration of such debt securities; or

•                  in the case of debt securities issued under the Vale Overseas indenture, a final judgment or judgments (not subject to appeal) determines the guaranty of such debt securities to be unenforceable or invalid, such guaranty ceases for any reason to be valid and binding or enforceable against Vale, or Vale or any person acting on its behalf denies or disaffirms its obligations under such guaranty.  (Section 5.1)

For the purposes of this description of debt securities, “Indebtedness,” with respect to any person, means any amount payable (whether as a direct obligation or indirectly through a guaranty by such person) pursuant to (i) an agreement or instrument involving or evidencing money borrowed, (ii) a conditional sale or a transfer with recourse or with an obligation to repurchase or (iii) a lease with substantially the same economic effect as any such agreement or instrument and which, under Reporting GAAP (as defined above), would constitute a capitalized lease obligation; provided, however, that as used in the cross-acceleration provision described in the second bullet point above, “Indebtedness” will not include any payment made by Vale on behalf of an affiliate, upon any Indebtedness of such affiliate becoming immediately due and payable as a result of a default by such affiliate, pursuant to a guaranty or similar instrument provided by Vale in connection with such indebtedness, provided that such payment made by Vale is made within five business days of notice being provided to Vale that payment is due under such guaranty or similar instrument.

For the purposes of the definition of Indebtedness, “affiliate” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof that (i) Vale directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with or (ii) in which Vale has a 20% or more holding of voting shares.  (Section 1.1)

For the purposes of the description of  “Events of Default” above and “Remedies upon an Event of Default” below, “significant subsidiary” means, at any time, a subsidiary of which Vale’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) exceeds 10% of the total assets of the consolidated group as of the end of the most recently completed fiscal year.  (Section 1.1)

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities.  (Section 5.2)

Remedies upon an Event of Default

Except as provided in the next sentence, if an event of default has occurred and is continuing, the trustee at the written request of holders of not less than 25% in principal amount of the outstanding debt securities of that series will declare the entire principal amount of the debt securities of that series to be due and payable immediately and upon any such declaration, the principal, accrued interest and any unpaid additional amounts will become immediately due and payable.  If an event of default occurs because of a bankruptcy, insolvency or reorganization relating to Vale (but not any significant subsidiary) or Vale Overseas (in the case of securities issued under the Vale Overseas indenture), the entire principal amount of the debt securities of that series will be automatically accelerated, without any declaration or action by the trustee or any holder, and any principal, accrued interest or additional amounts will become due and payable.

Each of the situations described above is called an acceleration of the maturity of the debt securities under the applicable indenture.  If the maturity of the debt securities of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may cancel the acceleration of the debt securities, provided that Vale or Vale Overseas, as applicable, has paid or deposited with the trustee under the applicable indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the debt securities of the series, (ii) the principal of any debt securities of the series which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the securities of that series (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the trustee under the applicable indenture and all amounts Vale or Vale Overseas owe the trustee; and provided further that all other defaults with respect to the debt securities of that series have been cured or waived.  (Section 5.2)

The trustee is not required under either of the indentures to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the applicable indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it.  (Section 6.1)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•                  you must give the trustee under the applicable indenture written notice of a continuing event of default;

•                  the holders of not less than 25% in principal amount of the outstanding debt securities of the series must make a written request that the trustee institute proceedings in respect of the event of default;

•                  they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action;

•                  the trustee must not have taken action for 60 days after the above steps have been taken; and

•                  during those 60 days, the holders of a majority in principal amount of the outstanding debt securities of the series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the series.  (Section 5.7)

Under each indenture, you are entitled, however, at any time to bring a lawsuit for the payment of money due on your security and not paid in full on or after its due date by Vale or Vale Overseas.  (Section 5.8)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the debt securities.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive any default for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder.  If this happens, the default will be treated as if it had not occurred.  No one can waive a payment default, however, without the approval of each holder of the affected series of securities.  (Section 5.13)

Vale and, in the case of the Vale Overseas indenture, Vale Overseas will furnish to the trustee within 120 days after the end of our fiscal year every year a written statement of certain of our officers and directors, as the case may be, that will either certify that, to the best of their knowledge, we are in compliance with the indenture and the debt securities or specify any default.  (Section 10.4)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a default.

DESCRIPTION OF THE GUARANTEES

The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guaranty that we deliver in connection with an issuance of debt securities by Vale Overseas.  When Vale Overseas sells a series of debt securities, Vale will execute and deliver a guaranty of that series of debt securities under the Vale Overseas indenture.

Pursuant to any guaranty, Vale will irrevocably and unconditionally agree, upon the failure of Vale Overseas to make the required payments under the applicable series of debt securities and the Vale Overseas indenture, to make any required payment.  The amount to be paid by Vale under the guaranty will be an amount equal to the amount of the payment Vale Overseas fails to make.  (Article 12 of the Vale Overseas indenture)

EXPERTS

Vale’s financial statements as of and for the year ended December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), which are incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2014, have been audited by KPMG Auditores Independentes, an independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements have been so incorporated in reliance on the report of KPMG Auditores Independentes, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2013 and for each of the two years in the period ended December 31, 2013 incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Our unaudited condensed consolidated balance sheet as of June 30, 2015 and the related condensed consolidated statements of income, comprehensive income, cash flows and changes in stockholders’ equity for the six-month periods ended June 30, 2015 and June 30, 2014, incorporated by reference herein, were reviewed by KPMG Auditores Independentes.  KPMG Auditores Independentes has reported that it has applied limited procedures in accordance with professional standards for a review of such information.  However, its reports included in our current report on Form 6-K furnished to the SEC on July 30, 2015, and incorporated by reference herein, state that it did not audit and does not express an opinion on that interim financial information.  Accordingly, the degree of reliance on such information should be restricted in light of the limited nature of the review procedures applied.  KPMG Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the debt securities and the guarantees under New York law; Mr. Clovis Torres, General Counsel of Vale S.A., will provide an opinion regarding the authorization of the debt securities and guarantees of Vale under Brazilian law; and Walkers will provide an opinion regarding the authorization of the debt securities of Vale Overseas under Cayman Islands law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to the securities offered by this prospectus.  This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement.  For further information pertaining to us we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement.  If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed.  Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.  We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers.  The registration statement, including exhibits and schedules thereto, and any other materials we may file with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement and its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement.  We incorporate by reference the following documents:

•                  our annual report on Form 20-F for the fiscal year ended December 31, 2014, filed with the SEC on March 20, 2015 (File No. 001-15030);

•                  any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•                  our current report on Form 6-K furnished to the SEC on April 20, 2015 (File No. 001-15030) announcing the election of the members of our board of directors, including three new members;

•                  our current report on Form 6-K furnished to the SEC on May 14, 2015 (File No. 001-15030) announcing the amendment of Vale’s bylaws;

•                  our current report on Form 6-K furnished to the SEC on May 18, 2015 (File No. 001-15030) announcing that we entered into a US$3 billion revolving credit facility agreement with a syndicate of 24 global banks;

•                  our current report on Form 6-K furnished to the SEC on June 1, 2015 (File No. 001-15030) announcing the closing of the of Vale’s sale of four very large ore carriers to China Ocean Shipping Company;

•                  our current report on Form 6-K furnished to the SEC on June 26, 2015 (File No. 001-15030) announcing the election of one new member to our board of directors;

•                  our current report on Form 6-K furnished to the SEC on July 23, 2015 (File No. 001-15030) containing the production report for the second quarter of 2015;

•                  our current report on Form 6-K furnished to the SEC on July 30, 2015 (File No. 001-15030) announcing the closing of Vale’s sale of four very large ore carriers to China Merchants Energy Shipping Co. Ltd.;

•                  our current report on Form 6-K furnished to the SEC on July 30, 2015 (File No. 001-15030) containing the unaudited condensed consolidated interim financial statements of Vale for the six-month period ended June 30, 2015;

•                  our current report on Form 6-K furnished to the SEC on September 2, 2015 (File No. 001-15030) announcing the closing of the of Vale’s sale of a minority stake of Minerações Brasileiras Reunidas S.A.;

•                  our current report on Form 6-K furnished to the SEC on September 18, 2015 (File No. 001-15030) announcing that Vale concluded a R$1.35 billion offering of local infrastructure debentures;

•      our current report on Form 6-K furnished to the SEC on September 25, 2015 (File No. 001-15030) announcing the election of one new member to our board of executive officers;

•      our current report on Form 6-K furnished to the SEC on September 29, 2015 (File No. 001-15030) announcing our proposed dividend payment to shareholders;

•                  our current report on Form 6-K furnished to the SEC on September 29, 2015 (File No. 001-15030) containing our ratio of earnings to fixed charges; and

•                  any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents).  Requests should be directed to Vale’s Investor Relations Department located at Avenida Graça Aranha, No. 26, 12th floor, 20030-900 Rio de Janeiro, RJ, Brazil (telephone: +55-21-3814-4540).

Vale S.A.

Debt Securities and Guarantees

Vale Overseas Limited

Guaranteed Debt Securities

PROSPECTUS

September 29, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.   Indemnification of Directors and Officers

The laws of the Cayman Islands do not provide for indemnification of directors and officers.  Vale Overseas’s Memorandum and Articles of Association provides that Vale Overseas shall indemnify officers and directors and their personal representatives against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in or about the conduct of Vale Overseas’s business or affairs or in the execution or discharge of their duties, powers, authorities or discretions, including any costs, expenses, losses or liabilities incurred in defending (whether successfully or otherwise) any civil proceedings concerning Vale Overseas in the Cayman Islands or elsewhere.  Vale Overseas’s Memorandum and Articles of Association further provides that no officer or director shall be liable for acts, omissions, losses, damages or other misfortune arising from their execution or discharge of duties, powers, authorities, discretions of office or in relation thereto, unless resulting from the officer’s or director’s dishonesty.

Neither the laws of Brazil nor Vale’s bylaws or other constitutive documents provide for indemnification of directors and officers.  Under the Brazilian Civil Code, a person engaged in an illegal action must indemnify any third person that incurred losses or damages arising from such illegal action.  Vale maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to Vale itself with respect to payments which may be made by Vale to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 9.   Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement Basic Provisions for debt securities issued by Vale

1.2	Underwriting Agreement Basic Provisions for guaranteed debt securities issued by Vale Overseas

4.1	Indenture, dated as of September 29, 2015, between Vale and The Bank of New York Mellon

4.2	Amended and Restated Indenture, dated as of September 29, 2015, among Vale Overseas, Vale and The Bank of New York Mellon

4.3	Form of debt security (included in Exhibits 4.1 and 4.2)

4.4	Form of guaranty (included in Exhibit 4.2)

5.1	Opinion of Clovis Torres, General Counsel of Vale

5.2	Opinion of Walkers

5.3	Opinion of Cleary Gottlieb Steen & Hamilton LLP

15.1	Awareness Letter of KPMG Auditores Independentes

23.1	Consent of KPMG Auditores Independentes

23.2	Consent of PricewaterhouseCoopers Auditores Independentes

23.3	Consent of Clovis Torres, General Counsel of Vale (included in Exhibit 5.1)

23.4	Consent of Walkers (included in Exhibit 5.2)

23.5	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.3)

24.1	Powers of Attorney (included in pages II-4 to II-6 of this Registration Statement)

25.1	Statement of Eligibility of The Bank of New York Mellon with respect to the Vale and the Vale

Overseas indenture

Item 10.  Undertakings

(a)           Each of the undersigned registrants hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.              To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)           That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(5)           That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purposes of providing the information required by Section (10)(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(6)           That, for the purposes of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of a registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)           Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES OF VALE S.A.

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, on September 29, 2015.

VALE S.A.

By:	/s/ Murilo Pinto de Oliveira Ferreira
Name:	Murilo Pinto de Oliveira Ferreira
Title:	Chief Executive Officer

By:	/s/ Luciano Siani Pires
Name:	Luciano Siani Pires
Title:	Chief Financial Officer and Executive Officer for Investor Relations

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Murilo Pinto de Oliveira Ferreira and Mr. Luciano Siani Pires, Ms. Sonia Zagury, Mr. Felipe Aigner, and Mr. Juan Franco Merlini, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents, full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated in respect of Vale S.A. on September 29, 2015.

SIGNATURE	TITLE

/s/ Murilo Pinto de Oliveira Ferreira
Murilo Pinto de Oliveira Ferreira	Chief Executive Officer

/s/ Luciano Siani Pires
Luciano Siani Pires	Chief Financial Officer and Executive Officer for Investor Relations

/s/ Donald J. Puglisi
Donald J. Puglisi	Authorized Representative of Vale S.A. in the United States

/s/ Dan Antonio Marinho Conrado
Dan Antonio Marinho Conrado	Chairman of the Board of Directors

/s/ Sérgio Alexandre Figueiredo Clemente
Sérgio Alexandre Figueiredo Clemente	Vice-Chairman

/s/ Lucio Azevedo
Lucio Azevedo	Director

/s/ Marcel Juviniano Barros
Marcel Juviniano Barros	Director

/s/ Gueitiro Matsuo Genso
Gueitiro Matsuo Genso	Director

Tarcísio José Massote de Godoy	Director

/s/ Fernando Jorge Buso Gomes
Fernando Jorge Buso Gomes	Director

Oscar Augusto de Camargo Filho	Director

Luciano Galvão Coutinho	Director

Hiroyuki Kato	Director

/s/ Alberto Ribeiro Guth
Alberto Ribeiro Guth	Director

SIGNATURES OF VALE OVERSEAS LIMITED

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, on September 29, 2015.

VALE OVERSEAS LIMITED

By:	/s/ Sonia Zagury
Name:	Sonia Zagury
Title:	Principal Executive Officer and Director

By:	/s/ Juan Franco Merlini
Name:	Juan Franco Merlini
Title:	Principal Financial and Accounting Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Enio Stein Junior, Mr. Juan Franco Merlini, Ms. Lívia Maria Velloso de Oliveira Castro and Ms. Sonia Zagury, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated in respect of Vale Overseas Limited on September 29, 2015.

SIGNATURE	TITLE

/s/ Sonia Zagury
Sonia Zagury	Director

/s/ Enio Stein Junior
Enio Stein Junior	Director

/s/ Juan Franco Merlini
Juan Franco Merlini	Director

/s/ Lívia Maria Velloso de Oliveira Castro
Lívia Maria Velloso de Oliveira Castro	Director

/s/ Donald J. Puglisi
Donald J. Puglisi	Authorized Representative of Vale Overseas Limited in the United States

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Underwriting Agreement Basic Provisions for debt securities issued by Vale

1.2	Underwriting Agreement Basic Provisions for guaranteed debt securities issued by Vale Overseas

4.1	Indenture, dated as of September 29, 2015, between Vale and The Bank of New York Mellon

4.2	Amended and Restated Indenture, dated as of September 29, 2015, among Vale Overseas, Vale and The Bank of New York Mellon

4.3	Form of debt security (included in Exhibits 4.1 and 4.2)

4.4	Form of guaranty (included in Exhibit 4.2)

5.1	Opinion of Clovis Torres, General Counsel of Vale

5.2	Opinion of Walkers

5.3	Opinion of Cleary Gottlieb Steen & Hamilton LLP

15.1	Awareness Letter of KPMG Auditores Independentes

23.1	Consent of KPMG Auditores Independentes

23.2	Consent of PricewaterhouseCoopers Auditores Independentes

23.3	Consent of Clovis Torres, General Counsel of Vale(included in Exhibit 5.1)

23.4	Consent of Walkers (included in Exhibit 5.2)

23.5	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.3)

24.1	Powers of Attorney (included in pages II-4 to II-6 of this Registration Statement)

25.1	Statement of Eligibility of The Bank of New York Mellon with respect to the Vale and the Vale Overseas indentures